Exhibit 99.2

170 West Tasman Drive
San Jose, CA 95134
Phone: 408-526-4000
Fax: 408-526-4100
http://www.cisco.com
GUARANTY OF SUBLEASE
     WHEREAS, Selectica, Inc., a Delaware corporation, hereinafter “Sublessor”, and Nuova Systems, Inc., a Delaware corporation, hereinafter “Sublessee”, are about to execute a document entitled “Sublease Agreement” dated March 6, 2007 concerning the premises commonly known as 3 W. Plumeria Drive, San Jose, CA 95134, wherein Sublessor will sublease the premises to Sublessee; and
     WHEREAS, Cisco Systems, Inc. hereinafter “Guarantor”, has a financial interest in Sublessee; and
     WHEREAS, Sublessor would not execute the Sublease if Guarantor did not execute and deliver to Sublessor this Guarantee of Sublease.
     NOW THEREFORE, in consideration of the execution of the foregoing Sublease by Sublessor and as material inducement to Sublessor to execute said Sublease, Guarantor hereby unconditionally and irrevocably guarantees the prompt payment by Sublessee of all rents and all other sums payable by Sublessee under said Sublease and the faithful and prompt performance by Sublessee of each and every one of the terms, conditions and covenants of said Sublease to be kept and performed by Sublessee.
     This Guaranty shall apply to any Permitted Transferee (as defined in the Consent to Sublease by and among SILICON VALLEY CA-I, LLC, a Delaware limited liability company (“Landlord”), Sublessor and Sublessee), and Guarantor hereby agrees that it will complete any reasonable documentation of such transfer of the Lease and further agrees that if, pursuant to Section 9 of the Consent to Sublease, the Lease (as defined in the Consent to Sublease) is terminated and Subtenant attorns to Landlord pursuant to the Sublease, the Guaranty shall be in full force and effect for the benefit of Landlord and Guarantor will complete any reasonable documentation required by Landlord to evidence same.
     The Guarantor does hereby agree that the bankruptcy of Sublessor shall have no effect on the obligations of the Guarantor hereunder. The Guarantor does hereby further agree that in respect of any payments made by the Guarantor hereunder, the Guarantor shall not have any rights based on suretyship, subrogation or otherwise to stand in the place of Landlord so as to compete with Landlord as a creditor of Sublessor, unless and until all claims of Landlord under the Sublease shall have been fully paid and satisfied.
     The Guarantor hereby waives and agrees not to assert; (a) any right to require Landlord to proceed against Sublessor, or any other guarantor or person or to pursue any other security or remedy before proceeding against the Guarantor; (b) any defense based on the validity or enforceability of the Sublease; (c) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Sublessor or any other person; and (d) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Sublessor of the subrogation rights of the Guarantor or of the right of the Guarantor to proceed against Sublessor for reimbursement. The Guarantor waives any right, statutory, or otherwise, for itself to require or for Sublessor to require Landlord to apply rents received toward the obligations of the Guarantor under this Guaranty, or to otherwise prioritize the receipt of rents as against the obligations of the Guarantor under this Guaranty. The Guarantor hereby waives and agrees not to assert (x) any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of any adverse change in the financial status of Sublessor, notices of any other facts which increase the risk to the Guarantor, notices of non-performance and notices of acceptance of this Guaranty) and protests of each and every kind; (y) the defense of any statute of limitations in any action under or related to this Guaranty or the Sublease; and (z) any right or defense based on a lack of diligence or failure or delay by Landlord in enforcing its rights under this Guaranty or the Sublease. The Guarantor hereby waives and agrees not to assert or take advantage of any right to (i) exoneration if Landlord’s actions shall impair any security or collateral of the Guarantor; (ii) any security or collateral held by Landlord; (iii) require Landlord to proceed against or exhaust any security or collateral before proceeding against the Guarantor; and (iv) require Landlord to pursue any right or remedy for the benefit of the Guarantor. Without limiting the generality of any of the covenants and agreements of the Guarantor set forth in this Guaranty, the Guarantor hereby waives any and all benefits of the provisions of Sections 2809, 2810, 2819, 2822, 2845, 2848, 2849 and 2850 of the California Civil Code and any similar or analogous statutes of California or any jurisdiction.
     It is specifically agreed that the terms of the foregoing Sublease may be modified by agreement between Sublessor and Sublessee or by a course of conduct, or assigned or sub-subleased by Sublessee, or assigned by Sublessor or any assignee of Sublessor, and that all of the above may be done without consent or notice to Guarantor and that this Guaranty shall guarantee the performance of said Sublease as so modified, assigned or sub-subleased.
     This Guaranty shall not be released, modified or affected by the failure or delay on the part of Sublessor to enforce any of the rights or remedies of the Sublessor under said Sublease, whether pursuant to the terms thereof or at law or in equity.
     Guarantor hereby waives (a) notice of acceptance of this Guaranty (b) demand of payment, presentation and protest, (c) [intentionally deleted], (d) any right to require the Sublessor to proceed against the Sublessee or any other guarantor or any other person or entity liable to Sublessor, (e) any right to require Sublessor to apply to any default any security deposit or other security it may hold under the Sublease, (f) any right to require Sublessor to proceed under any other remedy Sublessor may have before proceeding against Guarantor, and (g) any right of subrogation.
     Guarantor does hereby subrogate all existing or future indebtedness of Sublessee to Guarantor to the obligations owed to Sublessor under the Sublease and this Guaranty.
     The term “Sublessor” refers to and means the Sublessor named in the Sublease and also Sublessor’s successors and assigns.
     The term” Sublessee” refers to and means the Sublessee named in the Sublease and also Sublessee’s successors and assigns.

     In the event any action be brought by said Sublessor against Guarantor hereunder to enforce the obligation of Guarantor hereunder, the unsuccessful party in such action shall pay to the prevailing party therein a reasonable attorney’s fee which shall be fixed by the court.
     This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

Executed at: San Jose, California	Guarantor

On: March 6, 2007	Cisco Systems, Inc.,

	By:	/s/ David K. Holland David K. Holland
	Its:	Vice President & Treasurer

By:

Its:

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